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                                                                  Exhibit (h)(4)
                              OMNIBUS FEE AGREEMENT

     THIS AGREEMENT is effective as of the 1/st/ of January, 2003, by and among THE HIRTLE CALLAGHAN TRUST (the "Company"), a Delaware business trust, BISYS FUND SERVICES OHIO, INC. ("BISYS Ohio"), an Ohio corporation, and BISYS FUND SERVICES, L.P. ("BISYS LP"), an Ohio limited partnership.

     WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") consisting of several series of shares of beneficial interest ("Shares");

     WHEREAS, the Company and BISYS LP have entered into an Administration Agreement, effective as of January 1, 2003, concerning the provision of management and administrative services for the investment portfolios of the Company (individually referred to herein as a "Fund" and collectively as the "Funds");

     WHEREAS, the Company and BISYS Ohio have entered into a Fund Accounting Agreement and a Transfer Agency Agreement, each effective as of January 1, 2003, concerning the provision of fund accounting and transfer agency services, respectively, for the Funds; and

     WHEREAS, the parties desire to set forth the compensation payable by the Company under the foregoing agreements in a separate written document.

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1. The Administration Agreement, Fund Accounting Agreement, and Transfer Agency Agreement shall be referred to collectively herein as the "Service Agreements."

     2. The Company shall pay to BISYS Ohio all of the compensation set forth on Schedule A on the dates set forth therein.

     3. The amount of the compensation due and payable to BISYS Ohio shall be the aggregate fee amount due and payable for administration, fund accounting and transfer agency services during the term of the Service Agreements.

     4. This Agreement shall be governed by, and its provisions shall be construed in accordance with, the laws of the State of Ohio.

                                    * * * * *

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.

                                        THE HIRTLE CALLAGHAN TRUST


                                        By:    /s/ Robert Zion
                                        Name:  Robert Zion
                                        Title: Vice President


                                        BISYS FUND SERVICES OHIO, INC.


                                        By:    /s/ William J. Tomko
                                        Name:  William J. Tomko
                                        Title: President


                                        BISYS FUND SERVICES, L.P.


                                        By:    /s/ William J. Tomko
                                        Name:  William J. Tomko
                                        Title: President


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                                   SCHEDULE A

                        FEE SCHEDULE FOR ADMINISTRATION,
                               FUND ACCOUNTING AND
                            TRANSFER AGENCY SERVICES

     The Company will pay to BISYS Ohio on the first business day of each month in arrears, or at such time(s) as BISYS Ohio shall request and the parties hereto shall agree, a fee computed daily at the annual rate set forth below:

Equity Funds:
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     Eleven one-hundredths of one percent (.11%) of the Company's equity Funds'
     average daily net assets up to $1,400,000,000; and

     Ten one-hundredths of one percent (.10%) of the Company's equity Funds' average daily net assets in excess of $1,400,000,000 up to $1,750,000,000; and

     Nine one-hundredths of one percent (.09%) of the Company's equity Funds' average daily net assets in excess of $1,750,000,000 up to $2,100,000,000; and

     Seven one-hundredths of one percent (.07%) of the Company's equity Funds' average daily net assets in excess of $2,100,000,000.

Fixed Income Funds:
-------------------

     Nine one-hundredths of one percent (.09%) of the Company's fixed income Funds' average daily net assets up to $600,000,000; and

     Eight one-hundredths of one percent (.08%) of the Company's fixed income Funds' average daily net assets in excess of $600,000,000 up to $750,000,000; and

     Seven one-hundredths of one percent (.07%) of the Company's fixed income Funds' average daily net assets in excess of $750,000,000 up to $900,000,000; and

     Five one-hundredths of one percent (.05%) of the Company's fixed income Funds' average daily net assets in excess of $900,000,000.

     The fee payable by the Company hereunder shall be allocated to each Fund based upon its pro rata share of the total fee payable hereunder. Such fee as is attributable to each Fund shall be a separate (and not joint or joint and several) obligation of each such Fund. The parties acknowledge and agree that, based upon the fee schedule set forth herein, no out-of-pocket expenses incurred by BISYS Ohio or BISYS shall be reimbursed under this Agreement except that the Funds will pay all costs associated with preparing and filing any tax returns.

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     In addition, for the anti-money laundering services provided pursuant to
Item 6 of Schedule B to the Transfer Agency Agreement, the Trust shall pay BISYS the following fees:

Annual program servicing                    $4,500.00
(to be billed in equal monthly amounts of $375.00)

Systems costs

     Early Warning annual fee               $575.00
     Early Warning per record cost          $0.17
     (for new account* registration
     review; does not apply to Network
     Level III accounts)

     Equifax - per request cost             $5.00

* Changes to account registration information or other account-related information may result in characterizing the account as a "new account" for these purposes.